Exhibit 10.17

THE COMPANY HAS OMITTED THE EXHIBITS AND/OR SCHEDULES FROM THE MEMBERSHIP INTEREST PURCHAE AGREEMENT CONTAINED IN EXHIBIT 10.17 BECAUSE THEY ARE NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this "**Agreement**"), dated as of December 31, 2021 (the "**Execution Date**"), is entered into by and between (i) MariMed Inc., a Delaware corporation ("**Buyer**"), (ii) Jennifer DiPietro ("**DiPietro**"), Susan Zimmerman and Sophia Leonard-Burns (each, a "**Seller**," and collectively, the "**Sellers**"), as the sole members of Kind Therapeutics USA, LLC, a Maryland limited liability company (the "**Company**") and (iii) Susan Zimmerman, in her capacity as representative of the Sellers hereunder (the "**Seller Representative**"). Buyer and the Sellers are sometimes referred to herein collectively as the "**Parties**," and each, a "**Party**."

Recitals

WHEREAS, the Sellers collectively own, beneficially and of record, 100% of the issued and outstanding membership interests of the Company (collectively, the "**Membership Interests**");

WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, the Membership Interests, upon the terms and subject to the conditions set forth herein;

WHEREAS, simultaneously with the execution of this Agreement, the Parties are entering into a Settlement and Release Agreement (the "**Settlement Agreement**") with respect to: (i) the claims, counterclaims, and third-party claims filed by and between Plaintiff/Counter-Defendant Kind Therapeutics USA, LLC, Third-Party Defendants Jennifer DiPietro, Sophia Leonard-Burns, Susan Zimmerman, and William Tham, and Defendants/Counter-Plaintiffs/Third-Party Plaintiffs, MariMed, Inc., Mari Holdings MD LLC ("**Mari Holdings**"), MariMed Advisors Inc. ("**MM Advisors**"), Robert Fireman and John Levine filed in the Circuit Court for Washington County (the "**Maryland Court**"), case captioned, *Kind Therapeutics USA, LLC v. MariMed, Inc., et al.*, Case No. C-21-CV-19-000670 (the "**Maryland Action**"); and (ii) the claims asserted by Seller directly and derivatively on behalf of Nominal Defendants Mari Holdings and MIA against Defendants Buyer, Robert Fireman and John Levine and counterclaims against Seller by Buyer directly and derivatively on behalf of Mari Holdings in a civil action pending in a civil action in the Superior Court for Suffolk County, Massachusetts (the "**Massachusetts Court**") captioned *DiPietro v. Marmed Advisors, Inc., et al.*, CA 20-1865 (the **"Massachusetts Action**"), and the closing of the transactions contemplated by this Agreement is a condition to the effectiveness of the releases set forth in the Settlement Agreement; and

WHEREAS, pursuant to an injunction order entered in the Maryland Action on December 18, 2020 (the "Injunction Order"), the Management Services Agreement as of December 13, 2018 ("**Management Agreement**") between the Company and an affiliate of Buyer, MariMed Advisors, Inc. (the "**Manager**"), a Delaware corporation, was reinstated and provides for Manager to manage the Company in accordance with the terms of the Management Agreement and Injunction Order.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. For purposes of this Agreement, each capitalized term used, but not otherwise defined, herein, has the meaning set forth on Exhibit A attached hereto.

ARTICLE II
DEPOSIT

2.1 Deposit; Escrow Agreement. Simultaneously with the execution of this Agreement, Buyer, the Seller Representative and Western Alliance Bank, as escrow agent (the "**Escrow Agent**") are entering into an Escrow Agreement (the "**Escrow Agreement**"). On the Execution Date, Buyer shall deliver or cause to be delivered cash in the amount of $5,000,000 (such amount, the "**Deposit Amount**," and such funds remaining held by the Escrow Agent from time to time, the "**Deposit**") to the Escrow Agent, to be held by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement. The Deposit shall be distributed to the Buyer and/or the Sellers at the times, and upon the terms and conditions, set forth in this Agreement, the Settlement Agreement and the Escrow Agreement. At the Closing, the Deposit shall be released to the Sellers in accordance with their Pro Rata Shares in accordance with the Closing Schedule (as defined below). For the avoidance of doubt, if this Agreement is terminated prior to the Closing, any portion of the Deposit that has been released to the Sellers prior to such termination shall be non-refundable, and the Sellers shall retain such portion of the Deposit, regardless of the reason for such termination. In the event that the Deposit was not delivered to the Escrow Agent on the Execution Date, this Agreement and all related settlement and other documents shall terminate and be without further force and effect.

2.2 Joint Instructions. At any time all or any portion of the Deposit is required to be released from escrow to Buyer or the Sellers hereunder, each of Buyer and the Seller Representative covenant and agree to deliver joint written instructions to the Escrow Agent directing the Escrow Agent to deliver all or such portion of the Deposit to Buyer or the Sellers, as applicable.

ARTICLE III
PURCHASE AND SALE; CLOSING

3.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, each Seller agrees to sell, transfer and assign to Buyer, and Buyer agrees to purchase and acquire from such Seller, all of such Seller's right, title and interest in and to such Seller's Membership Interest, free and clear of all Encumbrances.

3.2 The Closing. The closing of the transactions contemplated by this Agreement (the "**Closing**") shall take place no later than five (5) Business Days after the last of the conditions to Closing set forth in ARTICLE VII has been satisfied or waived in accordance therewith (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction (or waiver) of such conditions), remotely via the electronic exchange of counterpart

signature pages, or at such other location and time as Buyer and the Seller Representative shall agree (the date of the Closing being referred to herein as the "**Closing Date**").

3.3 Purchase Price.

(a) Total Purchase Price. The aggregate purchase price (the "**Total Purchase Price**") to be paid by Buyer for the Membership Interests shall be $20,000,000, of which $13,500,000 (the "**Base Cash Purchase Price**") shall be payable in cash (subject to adjustment as set forth herein) and $6,500,000 (the "**Note Purchase Price**") shall be payable by the issuance of promissory notes by Buyer to the Sellers, in substantially the form attached hereto as Exhibit B (each, a "**Closing Promissory Note**," and collectively, the "**Closing Promissory Notes**"), which shall be secured by a guaranty from Mari Holdings, in substantially the form attached hereto as Exhibit C (the "**Guaranty**"), and such guaranty shall be secured by granting the Sellers a first lien priority indemnity deed of trust and assignment of leases and rents upon default encumbering the property located at 504 E. First Street, Hagerstown, MD 21740 (the "**Property**"), in substantially the form attached hereto as Exhibit D (the "**IDOT**"). In connection with the foregoing, Buyer shall provide the Sellers evidence and the results of a title search for the Property within thirty (30) days after the Execution Date and deliver a commitment for title insurance. If Buyer is unable to provide a commitment for title insurance, Buyer shall provide other evidence, satisfactory to the Sellers in their sole, reasonable discretion, that the IDOT will grant the Sellers a first lien priority lien on the fee simple title to the Property. At Closing, Buyer shall deliver (or cause to be delivered) to Sellers a lender's policy of title insurance in the amount of $6,500,000 insuring such first lien priority on the fee simple title to the Property, or the title company certification referenced in the previous sentence, in either case, at Buyer's cost, and Buyer shall pay all recordation costs and taxes for the IDOT.

(b) Closing Payments by Buyer. At the Closing, Buyer shall:

(i) deliver or cause to be delivered to each Seller, such Seller's Pro Rata Share of the Closing Cash Amount, by wire transfer of immediately available funds in accordance with the wire instructions set forth in the Closing Schedule;

(ii) issue to each Seller an original Closing Promissory Note with a principal balance equal to such Seller's Pro Rata Share of the Note Purchase Price; and

(iii) cause the Company to pay the Unpaid 2020 Costs and the Other Company Legal Costs, in each case, that remain unpaid as of the Closing Date, in accordance with wire instructions set forth in the Closing Schedule.

(c) Closing Schedule. Not later than three (3) Business Days prior to the Closing Date, the Sellers shall provide to Buyer a duly completed schedule (the "**Closing Schedule**"), which will set forth (i) for each Seller (A) the mailing address, telephone number and email address of such Seller, (B) the Pro Rata Share of such Seller, (C) a calculation of the portion of the Closing Cash Amount to be paid to such Seller, (D) a calculation of the principal balance of the Closing Promissory Note to be issued to such Seller, (E) a calculation of the portion of the remaining Deposit to be released to such Seller and (F) wire instructions for all amounts to be paid to such Seller under this Agreement and (ii) for each payee of Unpaid 2020 Costs or Other Company Legal Costs (A) the

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name of such payee, (B) the aggregate dollar amount to be paid at Closing to such payee and (C) wire instructions for such payee.

3.4 Withholding. Each of Buyer and the Escrow Agent shall, after reasonable prior notice of any intended deduction or withholding including the amount and the reason for the withholding, be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable with respect to this Agreement such amounts as may be required to be deducted and withheld therefrom or with respect thereto under the Internal Revenue Code of 1986, as amended, or other applicable U.S. state or local or non-U.S. Tax Legal Requirement. To the extent that amounts are so deducted or withheld, such amounts (a) shall be timely remitted to the applicable Taxing authority and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, hereby represent and warrant to Buyer as of the date hereof, and at and as of the Closing Date, as follows:

4.1 Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has the requisite power and authority to own, lease and operate the properties now owned, leased and operated by them and to carry on its business as currently conducted. To the Knowledge of the Sellers, the Company does not currently, and has not since its inception, owned an equity interest in any subsidiaries or other Persons. True and correct copies of the Company's Articles of Organization and Operating Agreement in effect as of the date of this Agreement have been provided to Buyer.

4.2 Enforceability. This Agreement and each other agreement or instrument executed and delivered by any Seller at the Closing specifically in connection with the sale of the Membership Interests hereunder (collectively, the "**Seller Closing Documents**") have been duly authorized by all requisite action on the part of such Seller and constitute, or upon its execution and delivery will constitute, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization, or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity) (collectively, the "**Enforceability Exceptions**").

4.3 No Violation, Etc. The execution and delivery of this Agreement and each Seller Closing Document by the Sellers, and the performance of their obligations hereunder and thereunder does not and will not (a) violate or conflict with any provision of the organizational documents of the Company, (b) to the Knowledge of the Sellers, violate, or conflict with, or result in a breach of any provision of, or constitute a default or give rise to any right of termination, cancellation or acceleration (with the passage of time, notice or both) under any Contract to which such Seller is a party or by which such Seller is bound, (c) violate, or conflict with, or result in a breach of any

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provision of, or constitute a default or give rise to any right of termination, cancellation or acceleration (with the passage of time, notice or both) under any Contract to which any Seller is a party or by which any Seller is bound, or (d) to the Knowledge of the Sellers, result in any Encumbrance on any assets of the Company. Without limiting the foregoing, none of the Sellers have granted any right to any Person which would conflict with the transactions contemplated by this Agreement.

4.4 Capitalization. The Sellers collectively own 100% of the Membership Interests, and each Seller owns the percentage of the Membership Interests set forth opposite such Seller's name on Schedule 4.4 attached hereto. The Membership Interests represent 100% of the issued and outstanding equity interests of the Company, and no other Person has ever held any equity interest in the Company. The Membership Interests were duly authorized, validly issued, and are fully paid and non-assessable. There are no, and never have been, securities outstanding which are convertible into, exchangeable for, or carry the right to acquire, equity interests (or securities convertible into or exchangeable for equity interests) of the Company, or subscriptions, warrants, options, calls, convertible securities, registration or other rights or other arrangements or commitments obligating the Company to issue, transfer or dispose of any of its equity interests or any ownership interest therein and there are no pre-emptive rights in respect of any securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire the Membership Interests or any other equity interests. The Membership Interests are not certificated.

4.5 Title. Each Seller is the lawful owner of, and has good and marketable title to, all of the Membership Interests set forth opposite such Seller's name on Schedule 4.4, free and clear of all Encumbrances. None of the Sellers have granted a currently effective power of attorney or proxy to any person with respect to all or any part of the Membership Interests. There are no outstanding options, warrants or other similar rights in respect of the Membership Interests and, except as set forth in this Agreement, none of the Sellers is a party to or bound by any agreement, undertaking or commitment to, directly or indirectly, sell, exchange or transfer the Membership Interests. At the Closing, the Sellers shall deliver to Buyer good and valid title to the Membership Interests, free and clear of all Encumbrances.

4.6 Consents. Except for the notice and consent of the MMCC required by Legal Requirements, no Seller is required to give any notice to or obtain any consent from any Person in connection with such Seller's execution and delivery of this Agreement or any of the Seller Closing Documents, or the consummation or performance of the transactions contemplated hereby or thereby.

4.7 Legal Proceedings. There is no pending or, to the Knowledge of the Sellers, threatened Proceeding by or against any Seller (i) that relates to or may affect the business of the Company or any of the Membership Interests (other than the Maryland Action and the Massachusetts Action); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of the Sellers, there is no pending or threatened Proceeding that relates to or may affect the business of the Company, and there are no Judgments currently outstanding against the Company (or any of their managers, officers or members in their capacities as such) or affecting the Company's assets.

4.8 Compliance With Legal Requirements; Licenses.

(a) To the Knowledge of the Sellers, except with respect to Federal Cannabis Laws, the Company is not in default or violation of any Legal Requirement applicable to the Company. To the Knowledge of the Sellers, and other than final approval for a dispensary license, the Company has obtained and holds all material Permits required for the lawful operation of its business as and where such business is presently conducted.

(b) Except for the September 29, 2021 report from David Kloos on behalf of the Company to the MMCC regarding discrepancies and inaccuracies in METRC Perpetual Inventory System, to the Knowledge of the Sellers, all Permits of the Company are in full force and effect, no violations are or have been recorded in respect of any such Permit and no Proceeding is pending or threatened to enforce, revoke, terminate or limit any such Permit. None of the Sellers have received any notice from any Governmental Body of any deficiencies or violations of, or any remedial or corrective actions required in connection with, any Permit of the Company or their renewal, and to the Knowledge of the Sellers no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit.

4.9 Brokers or Finders. No Seller has incurred any obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the transactions contemplated hereby.

4.10 Undisclosed Contracts.

(a) Attached hereto as Schedule 4.10(a) is a list of the vendors of the Company Known by the Sellers as of the Execution Date (the "**Disclosed Vendors**"). To the Knowledge of the Sellers, as of the Execution Date, all material contracts between the Company and the Disclosed Vendors are reflected in the Company's QuickBooks or are otherwise known to Buyer and/or its Affiliates. As used in this Section 4.10(a), "material" shall means Contracts involving payments by the Company of more than $25,000.

(b) To the Knowledge of the Sellers, as of the Execution Date (i) there are no written Contracts between the Company and any Person other than the Disclosed Vendors (any such vendor, an "**Undisclosed Vendor**") that were signed by any of the Sellers or signed by Reed Porter or David Kloos at the direction of or with the knowledge of any of the Sellers or (ii) any oral or unsigned Contracts between the Company and any Undisclosed Vendors that were approved in writing by any of the Sellers (including, for this purpose, by email) or approved in writing by Mr. Porter or Mr. Kloos at the direction of or with the knowledge of any of the Sellers (clauses (i) and (ii) collectively, the "**Undisclosed Contracts**").

4.11 Taxes.

(a) To the Knowledge of the Sellers, all Tax Returns required to be filed by the Company or with respect to the Company have been filed. To the Knowledge of the Sellers, all such Tax Returns are true, correct and complete in all material respects, except to the extent of the Company's disputed debts to Buyer or its Affiliates at issue in the Maryland Action. To the Knowledge of the Sellers, The Company (or Manager on behalf of the Company) has timely paid all

Taxes due and owing by it or with respect to it to the proper Governmental Body, as shown on any Tax Return.

(b) To the Knowledge of the Sellers, (i) no unresolved issue has been raised by any Governmental Body with respect to Taxes for which the Company could be held liable, (ii) there are no audits or investigations of the Company by any Governmental Body with respect to Taxes in progress, and no audit or investigation of the Company by any Governmental Body with respect to Taxes is, to the Sellers' Knowledge, threatened or contemplated, (iii) the Company is not subject to any Tax litigation or dispute, (iv) the Company has not given, nor is there a pending request to give, waivers or extensions of any statute of limitations relating to Taxes and (v) there are no liens with respect to Taxes (other than statutory liens for Taxes not yet due and payable) on any of the assets of the Company.

(c) Since inception and prior to January 1, 2018, the Company was taxable as a partnership. The Company made a valid election on IRS Form 8832 to be classified, effective as of January 1, 2018, as a C corporation for Tax purposes.

4.12 Non-Reimbursable Litigation Costs. All Litigation Costs identified in Column J of Exhibit E attached hereto have been paid in full by the Sellers on or prior to the Execution Date.

4.13 EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE COMPANY OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as of the date hereof, and at and as of the Closing Date, as follows:

5.1 Organization And Good Standing; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to own, lease and operate the properties now owned, leased and operated by Buyer and to carry on its business as currently conducted. This Agreement and each other agreement or instrument executed and delivered by Buyer at the Closing (collectively, the "**Buyer Closing Documents**") has been duly authorized by all requisite action on the part of Buyer and constitute, or upon its execution and delivery will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the Enforceability Exceptions.

5.2 No Violation, Etc. The execution and delivery of this Agreement and each Buyer Closing Document by Buyer, and the performance of Buyer's obligations hereunder and thereunder, does not and will not (a) violate or conflict with any provision of the governing documents of Buyer

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or (b) violate or conflict with any Legal Requirement to which Buyer or any of its properties or assets are subject.

5.3 Brokers Or Finders. Buyer has not incurred any obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the transactions contemplated hereby.

5.4 Legal Proceedings. There is no pending or, to the Knowledge of Buyer, threatened Proceeding by or against Buyer that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby.

5.5 Sufficiency of Funds. The Buyer has the resources and capabilities (financial or otherwise) to perform its obligations under this Agreement and has not incurred any obligation, commitment, restriction or liability of any kind, that would materially adversely affect such resources and capabilities or its ability to perform its obligations under this Agreement. Buyer has sufficient cash on hand or other sources of immediately available funds to perform its obligations for payment as required under this Agreement.

5.6 Consents. Except for the notice and consent of the MMCC required by Legal Requirements, Buyer and its Affiliates are not required to give any notice to or obtain any consent from any Person in connection with their execution and delivery of the Buyer Transaction Documents, or the consummation or performance of the transactions contemplated hereby or thereby

5.7 MMCC. The Buyer represents and warrants that it has made reasonable inquiry and that it is not aware of any information that would prevent the MMCC from approving the transfer of ownership in the Company, including but not limited to the following: none of the shareholders of Buyer who hold 5% or more of voting shares of Buyer has been convicted of or pled *nolo contendere* to a crime involving moral turpitude; and neither Buyer nor any of its majority owned subsidiaries owes payment of taxes in any material amount in arrears in any jurisdiction.

ARTICLE VI
COVENANTS AND OTHER AGREEMENTS

6.1 Conduct of Business Prior to the Closing.

(a) From the Execution Date through the earlier of the consummation of the Closing or any earlier termination of this Agreement (the "**Pre-Closing Period**"), Buyer shall cause the Manager to manage the business of the Company in accordance with the terms of the Management Agreement and the Injunction Order. In the event that enforcement by a Party of the Injunction Order is necessary, the Parties shall agree to lift the stay of the Injunction Order for the limited purposes of such enforcement and the Sellers may submit invoices for such enforcement to the court appointed reviewer in accordance with the procedures mandated by the Maryland Court, without reduction to the Total Purchase Price.

(b) During the Pre-Closing Period, except as otherwise expressly contemplated by this Agreement or any document ancillary hereto, the Sellers shall not transfer, sell, lease, dispose of or otherwise encumber any of the Membership Interests.

6.2 Litigation Costs.

(a) On or before January 3, 2021, Buyer shall cause Manager to cause the Company to pay the Litigation Costs set forth on Exhibit F attached hereto (the "**Reviewed Litigation Costs**"), in accordance with the instructions set forth on Exhibit F to the extent any Reviewed Litigation Costs remain outstanding on the Execution Date. For the avoidance of doubt, the Reviewed Litigation Costs shall not reduce the Total Purchase Price. Upon the execution of this Agreement, the Seller Representative is authorized to initiate the Company's payment of the Reviewed Litigation Costs from the Company's account in accordance with Exhibit F.

(b) Notwithstanding anything to the contrary contained herein, Buyer shall cause Manager to cause the Company to pay the Expert Litigation Costs at the earlier of (1) the Closing or (2) within 30 days of the date of any invoice(s) from such experts (or, with respect to invoices already received, by January 18, 2022). For the avoidance of doubt, all Unpaid 2020 Costs, Expert Litigation Costs and Other Company Legal Costs, whether paid prior to, on or following the Closing Date, shall reduce the cash portion of the Total Purchase Price.

(c) With respect to all Other Company Legal Costs, Buyer will cause Kind to pay such Litigation Costs at Final Closing and such amounts will be deducted from the cash component of the Settlement/Purchase Payment on the Final Closing Date. If the transaction does not close and there is a Termination (as defined below) and litigation resumes, the Kind Parties have the right to submit their unpaid Litigation Costs to the court appointed reviewer in accordance with the procedures mandated by the Maryland Court.

(d) The Sellers shall be responsible for all fees of M&S in excess of the Retainer.

6.3 Restrictive Covenants.

(a) For a period of five (5) years following the Closing Date (the "**Restricted Period**"), none of the Sellers shall, directly or indirectly:

(i) participate in, as an investor, owner, stockholder, director, member, manager, agent, representative, employee, officer, consultant, contractor or other capacity, or otherwise assist (financially or otherwise) in any manner, any business that cultivates, grows, produces, distributes, markets, sells or licenses cannabis, or otherwise provides any cannabis products or services, in each case, in the State of Maryland;

(ii) induce, solicit to hire, hire or employ, whether as an employee, director, contractor, consultant or otherwise, any person (other than the Sellers, Reed Porter or David Kloos) who is employed the Company during the Restricted Period or was employed by the Company at any time during the one (1) year period prior to the Closing Date, or assist in such solicitation or hiring by any other Person or encourage any such employees to terminate their employment with the Company, provided, however, that the foregoing restriction shall not be deemed to prohibit Sellers or their representatives from making general public solicitations for employment for any position or from employing any employee of the Company who either responds to such a general solicitation for employment or otherwise contacts any Seller or her representatives on his or her own

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initiative and without solicitation by such Seller or her representatives in contravention of the above restriction, or

(iii) induce any customer, supplier, distributor, or licensee of the Company that is a customer, supplier, distributor or licensee during the Restricted Period or was a customer, supplier, distributor, or licensee during the one (1) year period prior to the Closing Date to cease doing business with the Company, provided that the foregoing shall not prohibit and Seller from simply doing business with any such customer, supplier, distributor, or licensee.

(iv) Notwithstanding the foregoing, nothing herein shall limit the right of the Sellers to maintain any ownership interest of one percent (1%) or less in the aggregate of the outstanding equity securities of any publicly traded company.

(b) If, at the time of enforcement of the covenants contained in this Section 6.2 (the "**Restrictive Covenants**"), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Legal Requirements. The Sellers have determined and hereby acknowledge that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company's business and the substantial investment in the Company made by Buyer hereunder. The Sellers further acknowledge and agree that the Restrictive Covenants are being entered into by them in connection with the sale by the Sellers of the Membership Interests and the goodwill of the Company's business and not directly or indirectly in connection with any other relationship with the Company.

(c) In the event of any breach or violation by any Seller or a Representative of any Seller of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

6.4 Confidentiality. For purposes of this Agreement, confidentiality obligations with respect to the existence and substance of this Agreement shall be as provided in Section 7(b) of the Settlement Agreement. Following the Closing, no Seller shall use or disclose any Confidential Information of the Company for any purpose without the express written consent of Buyer, *provided*, however, that such information may be disclosed to the Sellers' legal, tax, accounting or related financial advisors that have a need to know and that are subject to an obligation of confidentiality to such Seller and such information that is required to be disclosed pursuant to Legal Requirements, including subpoena.

6.5 MMCC Approval.

(a) Buyer and the Sellers shall act promptly, and shall cooperate with each other, in making, or causing to be made, all filings, applications and submissions required under Maryland Cannabis Legal Requirements, in order to permit the consummation the transactions contemplated by this Agreement, including the preparation and submission of a notification to, and a request for

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approval from, the Maryland Medical Cannabis Commission (the "**MMCC**") with respect to the change in ownership of the Company that would result from the transactions contemplated hereby.

(b) Without limiting the generality of the foregoing:

(i) the Parties shall act promptly and cooperate with each other to ensure that the Transfer Request (including the filing fees and all related required documentation) is submitted to the MMCC within two (2) Business Days following the receipt of the items referenced in subsection (ii) below. The Sellers agree that when they submit the Transfer Request on behalf of the Company to the MMCC they will request, on behalf of the Company, that counsel for Buyer be copied on and allowed to participate in all communications between the MMCC and the Company regarding the Transfer Request;

(ii) in furtherance of the foregoing, on or before Tuesday, January 4, 2022, Buyer shall deliver (or cause to be delivered) to the Company's counsel (or the MMCC directly, as agreed to by the Parties) two (2) $7,000 checks payable to the MMCC and all documentation required to be submitted by Buyer as transferee in connection with the Transfer Request, as detailed in COMAR 10.62.08.08 (Cultivation) and 10.62.19.07 (Processing) and the MMCC Guidance: Ownership and Control Requirements of October 2020, including but not limited to the most recent three federal tax returns filed by Buyer (the "**Transfer Request**"). As of the date hereof, Buyer has submitted fingerprints of certain owners of Buyer for the purpose of conducting criminal history background checks, as required in connection with the Transfer Request;

(iii) the Parties agree that time is of the essence in securing the MMCC's approval of the Transfer Request ("**MMCC Approval**") and that they will make every reasonable effort to secure such approval by the MMCC's next meeting following the Execution Date. In furtherance of the foregoing, the Parties agree to respond to all requests for information from the MMCC as soon as reasonably practicable; and

(iv) to the extent the Parties reasonably determine that any additional filings, information, documents or fees are required to be submitted to MMCC in order to obtain MMCC Approval with respect to the Company's provisional dispensary license, the Parties shall promptly make such filings and provide such information, it being agreed that Buyer shall be responsible for any such additional fees.

6.6 Dispensary Extension. Following the Execution Date, Kind agrees, upon request by Buyer, to submit a written request as prepared by Buyer for an extension of Kind's current MMCC dispensary deadline of March 31, 2022 per the MMCC letter dated November 3, 2021 ("**Dispensary Deadline**") to April 30, 2022 or as otherwise approved by the MMCC ("**Extended Dispensary Deadline**"). In the event the Transfer Request is still pending with the MMCC on the Extended Dispensary Deadline, the parties agree that Kind shall submit, upon request by Buyer, another written request to be prepared by Buyer for an additional extension of the Extended Dispensary Deadline as needed, but at least by at least 30 days, to allow the MMCC to process the Transfer Request prior to approval and issuance of Kind's final dispensary license. Under no circumstances are the obligations of the Parties under this Agreement contingent upon (i) the

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MMCC's approval of any request for an extension of the Dispensary Deadline, or (ii) MMCC approval of the final dispensary license.

6.7 Publicity. Except to the extent expressly permitted in the Settlement Agreement, no press releases, public announcement, filings or other publicity concerning the transactions contemplated hereby will be made by the Sellers or Buyer without the express written consent of the other Party (including, but not limited to, any disclosure in any public filings, unless such public disclosure is required by applicable Legal Requirements or the rules and regulations of any stock exchange or stock quoting or listing organization).

6.8 Efforts. Subject to the terms and conditions hereof, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to the extent permitted under Legal Requirements to consummate and give effect to the transactions contemplated hereby.

ARTICLE VII
CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of the following conditions, any or all of which may be waived in a written instrument signed by Buyer and the Seller Representative, on behalf of the Sellers:

(a) No Injunction, Etc. No proceeding commenced by a Governmental Body shall be pending or threatened against any Party seeking to restrain or prohibit the transactions contemplated by this Agreement, and there shall be no Judgment of any nature of any Governmental Body of competent jurisdiction or any Legal Requirement that is in effect that restrains, prohibits or prevents the consummation of the transactions contemplated hereby or that has the effect of rendering it unlawful to consummate the transactions contemplated hereby.

(b) Regulatory Approval. All consents, approvals and waivers of any Governmental Body necessary under Maryland Cannabis Legal Requirements in order to permit consummation of the transactions contemplated hereunder shall have been obtained, including MMCC Approval, and all notices to any Governmental Body necessary under Maryland Cannabis Legal Requirements in order to permit consummation of the transactions contemplated hereunder shall have been delivered.

7.2 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of the following conditions, any or all of which Buyer may waive in writing:

(a) Representations and Warranties. Each of the representations and warranties made by the Sellers in this Agreement shall be true and correct in all material respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

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(b) Covenants. The Sellers shall have duly performed in all material respects all of the covenants, acts and undertakings required to be performed by them prior to the Closing under this Agreement.

(c) Seller Closing Deliveries. The Sellers shall have delivered to Buyer the following:

(i) a certificate, in a form reasonably acceptable to Buyer, signed by each of the Sellers, dated as of the Closing Date, certifying as to the full satisfaction of each of the conditions set forth in Sections 7.2(a) and 7.2(b);

(ii) a certificate of good standing for the Company issued by the State Department of Assessments and Taxation of the State of Maryland, dated within ten (10) business days prior to the Closing Date;

(iii) letters of resignation from each Seller as an officer of the Company, effective as of the Closing;

(iv) a W-9 from each Seller;

(v) an assignment of membership interest duly executed by each Seller, substantially in the form attached hereto as Exhibit G; and

(vi) all other agreements, certificates, instruments, or documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and to carry out the purposes and intent of this Agreement.

7.3 Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of the following conditions, any or all of which the Seller Representative, on behalf of the Sellers, may waive in writing:

(a) Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b) Covenants of Buyer. Buyer shall have duly performed in all material respects all of the covenants, acts and undertakings required to be performed by it prior to the Closing.

(c) Buyer Closing Deliveries. Buyer shall have delivered to the Sellers the following:

(i) a certificate, in a form reasonably acceptable to the Sellers, signed by Buyer, dated as of the Closing Date, certifying as to the full satisfaction of each of the conditions set forth in Sections 7.3(a) and 7.3(b);

(ii) payment of the Closing Cash Amount in full;

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(iii) a fully executed original of each of the Closing Promissory Notes, dated as of the Closing Date;

(iv) a fully executed (and notarized, as applicable) original version of each of the Guaranty and IDOT, dated as of the Closing Date, to the Seller Representative; and

(v) the original, final lender's policy of title insurance as required by this Agreement, or evidence in lieu thereof as permitted by Section 3.3(a).

ARTICLE VIII
TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing in a written instrument signed by Buyer and the Seller Representative;

(b) Buyer or the Seller Representative, on behalf of the Sellers, may terminate this Agreement if a Governmental Body of competent jurisdiction shall have issued an order, decree, or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable;

(c) If Buyer is not then in material breach under this Agreement, Buyer may terminate this Agreement by giving written notice to the Seller Representative at any time prior to the Closing in the event any of the Sellers has materially breached any of their respective representations, warranties, or covenants contained in this Agreement, provided that Buyer has notified the Seller Representative of the breach and the breach has continued without cure for a period of seven (7) Business Days after the notice of breach;

(d) If no Seller is then in material breach under this Agreement, the Seller Representative may terminate this Agreement on behalf of the Sellers by giving written notice to Buyer at any time prior to the Closing in the event Buyer has materially breached any of its representations, warranties or covenants contained in this Agreement, provided that the Seller Representative has notified Buyer of the breach, and the breach has continued without cure for a period of seven (7) Business Days after the notice of breach;

(e) If by the Closing Date, Buyer fails to deliver the remaining $10,500,000.00 (in addition to the release of $3,000,000 from escrow) of the Base Cash Purchase Price (subject to all deductions as set forth in this Agreement), the Seller Representative may immediately terminate this Agreement by providing written notice to Buyer and the Escrow Agent; provided, however, that if the Sellers do not receive the remaining funds on the Closing Date due to no fault of Buyer, such as an error by the bank, the Sellers may not terminate this Agreement pursuant to this Section 8.1(e) any earlier than two (2) Business Days after the Closing Date; or

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(f) This Agreement shall automatically terminate if the Closing has not occurred on or prior to the Final Drop-Dead Date.

8.2 Drop-Dead Date; Extension.

(a) Drop-Dead Date. As used herein, "**Drop-Dead Date**" shall mean the later of (i) March 31, 2022 or (ii) the date of the third (3rd) public meeting of the MMCC (each, an "**MMCC Meeting**") after the Execution Date, and "**Final Drop-Dead Date**" shall mean the Drop-Dead Date or, if the Drop-Dead Date is extended in accordance with Section 8.2(b), the last day of the final Drop-Dead Extension Period; provided, that the Final Drop-Dead Date shall not, in any circumstance, be later than June 30, 2022.

(b) Extension of Drop-Dead Date. If, as of the Drop-Dead Date, the Parties have not obtained MMCC Approval because either the MMCC has denied the Transfer Request and the reason for the denial is curable but has not yet been cured ("**MMCC Denial**") or the MMCC has not voted to approve or deny the Transfer Request ("**MMCC Inaction**"), Buyer may extend the Drop-Dead Date for up to three (3) periods of thirty (30) days each (each a "**Drop-Dead Extension Period**," and collectively the "**Drop-Dead Extension Periods**") on the terms set forth below:

(i) Drop-Dead Extension Period 1. If, upon the Drop-Dead Date, and assuming three MMCC Meetings have occurred by March 31, 2022, the Parties have not obtained MMCC Approval due to MMCC Denial or MMCC Inaction, Buyer may exercise the first Drop-Dead Extension Period and extend the Drop-Dead Date to April 30, 2022, by providing written notice to the Seller Representative setting forth the basis for Buyer's claim that either the MMCC Denial is curable and the estimated timeline to cure or the basis for the MMCC Inaction, if known. If three MMCC Meeting dates have not occurred by March 31, 2022, no extension notice is required, and the Drop-Dead Date is automatically extended to April 30, 2022.

(ii) Drop-Dead Extension Period 2.

(A) Extension Due to MMCC Denial. If, upon April 30, 2022, and assuming three MMCC Meetings have occurred by April 30, 2022, the Parties have not obtained MMCC Approval due to an MMCC Denial, Buyer may exercise the second Drop-Dead Extension Period and extend the Drop-Dead Date to May 31, 2022, by providing (1) written notice to the Seller Representative setting forth the basis for the Buyer's claim that such denial is curable and the estimated timeline to cure; and (2) written authorization to the Escrow Agent to release $250,000 of the Deposit to the Sellers in accordance with their Pro Rata Shares. If three MMCC Meetings have not occurred by April 30, 2022, no extension notice or payment is required, and the Drop-Dead Date is automatically extended to May 31, 2022.

(B) Extension Due to MMCC Inaction. If, upon April 30, 2022, and assuming three MMCC Meetings have occurred by April 30, 2022, the Parties have not obtained MMCC Approval due to MMCC Inaction, Buyer may exercise the second Drop-Dead Extension Period and extend the Drop-Dead Date to May 31,

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2022, by providing (1) written notice to the Seller Representative of the basis for the inaction, to the extent known; (2) written authorization to the Escrow Agent to release $125,000 of the Deposit to the Sellers in accordance with their Pro Rata Shares; and (3) a draft letter for the Company to approve and send to the MMCC by May 5, 2022, requesting that the MMCC detail what actions need to be taken for the Transfer Request to be placed on the agenda for consideration by the full MMCC at the next MMCC Meeting. If three MMCC Meetings have not occurred by April 30, 2022, no extension notice, letter, or payment is required, and the Drop-Dead Date is automatically extended to May 31, 2022.

(iii) Drop-Dead Extension Period 3.

(A) Extension Due to MMCC Denial. If, upon May 31, 2022, and assuming three MMCC Meetings have occurred by May 31, 2022, the Parties have not obtained MMCC Approval due to MMCC Denial, Buyer may exercise the third Drop-Dead Extension Period and extend the Drop-Dead Date to June 30, 2022, by providing (1) written notice to the Seller Representative setting forth the basis for Buyer's claim that such denial is curable and the estimated timeline to cure; and (2) written authorization to the Escrow Agent to release $750,000 of the Deposit to the Sellers in accordance with their Pro Rata Shares. If three MMCC Meeting dates have not occurred by May 31, 2022, no extension notice or payment is required, and the Drop-Dead Date is automatically extended to June 30, 2022.

(B) Extension Due to MMCC Inaction. If, upon May 31, 2022, and assuming three MMCC Meetings have occurred by May 31, 2022, the Parties have not obtained MMCC Approval due to MMCC Inaction, Buyer may exercise the third Drop-Dead Extension Period and extend the Drop-Dead Date to June 30, 2022, by providing (1) written notice to the Seller Representative of the basis for the inaction, to the extent known; (2) written authorization to the Escrow Agent to release $125,000 of the Deposit to the Sellers in accordance with their Pro Rata Shares; and (3) a draft letter for the Company to approve and send to the MMCC by June 5, 2022, requesting that the MMCC detail what actions need to be taken for the Transfer Request to be placed on the agenda for consideration by the full MMCC at the next MMCC Meeting. If three MMCC Meetings have not occurred by May 31, 2022, no extension notice, letter, or payment is required, and the Drop-Dead Date is automatically extended to June 30, 2022.

(c) For the avoidance of doubt, the Drop-Dead Date may only be extended due to MMCC Inaction or MMCC Denial. Under no circumstance shall the Drop-Dead Extension Periods extend past June 30, 2022.

8.3 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1 above, and as a result the Settlement Agreement terminates pursuant to its terms, all rights and obligations of the Parties hereunder and thereunder shall terminate without any Liability of any Party to any other Party, except as set forth below or as specifically set forth in the Settlement Agreement, and provided that

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the provisions set forth in Section 6.5, this ARTICLE VIII and ARTICLE X shall survive the termination of this Agreement for any reason. No termination of this Agreement shall relieve any Party of Liability for its intentional breach or violation of this Agreement.

(b) If this Agreement is terminated pursuant to Section 8.1(a), Section 8.1(b) or Section 8.1(c), the remaining Deposit shall be released to Buyer.

(c) If the Seller Representative terminates this Agreement pursuant to Section 8.1(d) or 8.1(e), the remaining Deposit shall be released to the Sellers in accordance with their Pro Rata Shares.

(d) If this Agreement terminates pursuant to Section 8.1(f) due to MMCC Inaction, and such failure was not the result of a material act or omission of the Sellers, then an amount of the Deposit equal to $250,000, less the aggregate amount of the Deposit previously disbursed to the Sellers hereunder, shall be released to the Sellers in accordance with their Pro Rata Shares, and the remaining Deposit shall be returned to Buyer.

(e) If this Agreement terminates pursuant to Section 8.1(f) due to the failure of the Parties to obtain MMCC Approval and such failure was not the result of MMCC Inaction or a material act or omission of the Sellers, then an amount of the Deposit equal to $1,000,000, less the aggregate amount of the Deposit previously disbursed to the Sellers hereunder, shall be released to the Sellers in accordance with their Pro Rata Shares, and the remaining Deposit shall be returned to Buyer.

(f) If this Agreement is terminated for any reason prior to Closing (other than a breach of this Agreement by Buyer), the Sellers shall direct M&S to return any unused portion of the Retainer to the Company within ten (10) Business Days of such termination.

INDEMNIFICATION

8.4 Indemnification Obligations of the Sellers. From and after the Closing, the Sellers shall jointly and severally indemnify Buyer and the Company following the Closing), and its and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "**Buyer Indemnified Persons**") from and against any and all actions, suits, proceedings, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including reasonable attorney's fees (collectively, "**Losses**") which any Buyer Indemnified Person may suffer as a result of, in connection with or relating to any of the following:

(a) Any breach or inaccuracy of any representation or warranty of the Sellers contained in this Agreement;

(b) any nonfulfillment or breach of any covenant, agreement or other provision by any Seller at any time under this Agreement or any schedule, agreement, certificate or other document delivered or caused to be delivered by or on behalf of the Company or any Seller in connection herewith;

(c) all Contracts between the Company and each of Reed Porter and David Kloos related to the provision of services by Mr. Porter and Mr. Kloos to the Company;

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(d) any Undisclosed Contracts entered into between the Company with any vendor others than the Disclosed Vendors, other than Contracts that Buyer or Manager caused the Company to enter into or that the Company entered into with the knowledge or consent of Buyer or Manager;

(e) all Litigation Costs, other than the Reviewed Litigation Costs, the Expert Litigation Costs (to the extent included in the calculation of the Closing Cash Amount), the Unpaid 2020 Costs (to the extent included in the calculation of the Closing Cash Amount) and the Other Company Legal Costs (to the extent included in the calculation of the Closing Cash Amount); and

(f) any fraud or intentional misrepresentation by or on behalf of the Sellers.

8.5 Indemnification Obligations of the Buyers. From and after the Closing, the Buyer shall indemnify the Sellers and their respective Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "**Seller Indemnified Persons**") from and against any and all Losses which any Seller Indemnified Person may suffer as a result of, in connection with or relating to any of the following:

(a) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement;

(b) any nonfulfillment or breach of any covenant, agreement or other provision by Buyer at any time under this Agreement or any Schedule, agreement, certificate or other document delivered or caused to be delivered by or on behalf of Buyer in connection herewith; and

(c) any fraud or intentional misrepresentation by or on behalf of Buyer.

8.6 Survival; Limitations.

(a) Survival. Subject to the limitations set forth herein, the representations, warranties and covenants contained herein shall survive the Closing; provided that (i) the representations and warranties contained in Section 4.10 shall survive until the first (1st) anniversary of the Closing Date, (ii) no Buyer Indemnified Person shall bring a claim for indemnification pursuant to Section 9.1(d) following the first (1st) anniversary of the Closing Date, and (iii) no Buyer Indemnified Person shall bring a claim for indemnification pursuant to Section 9.1(c) following the third (3rd) anniversary of the Closing Date. Notwithstanding the foregoing or anything to the contrary contained herein, if a Buyer Indemnified Person delivers written notice to the Seller Representative of an indemnification claim on or before the expiration date of the applicable survival period, any such claim, and the representations and warranties, or covenants or obligations, as applicable, on which such claim is based, shall survive (solely for purposes of such claim) until such claim is finally resolved or judicially determined in accordance with the terms hereof.

(b) Cap. The Sellers' aggregate liability for Losses for indemnification under Section 9.1(c) and/or for severance for or other amounts owed to Reed Porter and David Kloos shall not exceed $750,000.

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(c) No Contribution. For the avoidance of doubt, no Seller may assert any right of indemnification, contribution or subrogation against the Company or any successor entity for any Loss for which any Buyer Indemnified Persons are entitled to be indemnified under this Agreement.

(d) Limitation. Except as expressly provided in this Agreement, Sellers shall not be obligated to indemnify Kind or Buyer for any potential employee/severance or other pre-Closing liabilities.

8.7 Third Party Claims.

(a) If any Proceeding is initiated by any Third Party (a "**Third Party Claim**") against any Person entitled to seek indemnification under this ARTICLE IX (an "**Indemnified Party**"), and if such Indemnified Party intends to seek indemnification with respect thereto under this ARTICLE IX, such Indemnified Party shall promptly, after receipt of written notice of such Proceeding, provide written notice of such Proceeding to the party or parties from whom the Indemnified Party intends to seek indemnification (which in the case of a claim against any Seller, shall be the Seller Representative, which shall act for and on behalf of all Sellers (and not personally) for all purposes under this Section 9.4), which notice shall describe such Proceeding in reasonable detail and the amount claimed in respect thereof (if known and quantifiable); *provided* that the failure to so notify shall not relieve any party (such indemnifying party, the "**Indemnitor**") from its indemnification obligations hereunder unless and to the extent the Indemnitor shall be actually and materially prejudiced by such failure to so notify.

(b) The Indemnified Party will have the right to defend the Third Party Claim, and the Indemnitor shall cooperate in good faith in such defense. The Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, personnel and records of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

8.8 Final Purchase Price Adjustment. All indemnification payments made under this ARTICLE IX shall be deemed to be an adjustment to the Total Purchase Price for Tax purposes, unless otherwise required by Legal Requirements.

8.9 Manner of Payment. Buyer may elect to satisfy any undisputed or finally determined by a court of competent jurisdiction indemnification obligations of the Sellers hereunder by reduction of the principal balance of the Closing Promissory Notes.

8.10 Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any Losses under this Agreement (except (a) in the case of fraud or intentional misrepresentation, (b) pursuant to Section 8.3 and (c) for any other remedies expressly set forth in Section 10.10) shall be pursuant to the indemnification provisions set forth in this ARTICLE IX. In furtherance of the foregoing, each of the Parties hereby waives, to the fullest extent permitted under Legal Requirements, any and all rights, claims and causes of actions for any breach of any such representation, warranty, covenant, agreement, or obligation it may have

against the other Parties and their Affiliates arising under or based upon any Legal Requirements, except pursuant to the indemnification provisions set forth in this ARTICLE IX.

ARTICLE IX
MISCELLANEOUS

9.1 Expenses. Except as expressly set forth herein, each Party to this Agreement shall pay all of the costs and expenses (including, without limitation, legal fees and expenses) incurred by it in negotiating and preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith) and in consummating the transactions contemplated hereby.

9.2 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the Parties at the addresses as set forth below, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 10.2.

If to Buyer (or the Company following the Closing), to:
MariMed Advisors, Inc.
10 Oceana Way, Floor 2
Norwood, MA 02062
Attention: Jon Levine
Email: jlevine@marimedinc.com

with a copy to (which shall not constitute notice):
Foley Hoag LLP
155 Seaport Boulevard
Boston, MA 02210
Facsimile No.: 617-832-7000
Attention: Erica Rice, Esq.
Email: erice@foleyhoag.com

If to the Company or the Sellers prior to the Closing, to:
Susan Zimmerman, Seller Representative
789 Sonne Drive
Annapolis, MD 20832

with a copy to (which shall not constitute notice):
Galvin Law, LLC
8115 Maple Lawn Boulevard, Suite 350
Fulton, Maryland 20759

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Attention: Nichole Galvin, Esq.
Email: ngalvin@galvinlawllc.com

If to the Sellers following the Closing, to the addresses set forth on the Closing Schedule.

9.3 Entire Understanding; Amendments. This Agreement and the Settlement Agreement, together with the exhibits and schedules hereto and thereto, and the other documents, certificates, agreements and other instruments delivered in connection with the transactions contemplated hereby and thereby, states the entire understanding among the Parties with respect to the subject matter hereof and supersedes all prior oral and written communications and agreements with respect to the subject matter hereof, including the Term Sheet among the Parties dated as of December 17, 2021. In the event of any conflict between this Agreement and the Settlement Agreement, this Agreement shall control. This Agreement shall not be amended or modified except in a written document signed by Buyer and the Seller Representative.

9.4 Parties in Interest; Assignment; No Waivers; No Third Party Rights. This Agreement shall bind, benefit, and be enforceable by the Parties and their respective successors, legal representatives and assigns, heirs, executors, administrators and personal representatives. No Party may assign this Agreement or its obligations hereunder without the prior written consent of all other Parties hereto. No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the Party against whom enforcement of such waiver is sought. No failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, the same or any other right, power or remedy. Except as may be expressly set forth in this Agreement, nothing herein will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

9.5 Further Assurances. At any time and from time to time after the Closing Date, at the request of a Party and without further consideration, the other Parties shall promptly execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as such Party may reasonably request, in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

9.6 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto, and the Parties agree that this Agreement shall be reformed to replace such unenforceable provisions with a valid and enforceable provision that comes as close as possible to expressing the intent of the unenforceable provision.

9.7 Counterparts; Electronic Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, *e.g.*, www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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9.8 Governing Law; Exclusive Jurisdiction.

(a) This Agreement and the respective rights and obligations of the parties under this Agreement shall be governed by, and shall be determined under, the internal laws of the State of Maryland without regard to choice of law principles.

(b) Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any Judgment in respect hereof brought by another Party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in Maryland. Each Party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to Judgment, attachment in aid of execution of Judgment, execution of Judgment or otherwise), and (c) to the fullest extent permitted by applicable Legal Requirements, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts

9.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.10 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity, without posting bond or other security.

9.11 Remedies. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

9.12 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

DocuSign Envelope ID: 8B31A174-7A6A-4EF1-871A-F2B538C348F5

9.13 Seller Representative. By virtue of the adoption and approval of this Agreement and acceptance of any consideration pursuant to this Agreement and without any further action of any Seller, each Seller hereby irrevocably constitutes and appoints Susan Zimmerman (or any successor representative) as her representative as the Seller Representative as provided in this Agreement and as the true and lawful attorney-in-fact and exclusive agent under this Agreement and any other agreement or document executed and delivered in connection with this Agreement, including the power to take any and all actions specified in or contemplated by this Agreement and any other agreement or document executed and delivered in connection with this Agreement, and take all actions necessary in the judgment of the Seller Representative for the accomplishment of the foregoing. The Seller Representative shall take or refrain from taking any and all actions that she believes are necessary under this Agreement for and on behalf of the Sellers, as fully as each such Seller were acting on its own behalf. All actions taken by the Seller Representative under this Agreement shall be binding upon each Seller and its successors as if expressly confirmed and ratified in writing by each of them and all defenses which may be available to any Seller to contest, negate or disaffirm the action of the Seller Representative taken in good faith under this Agreement or any other agreement or document executed and delivered in connection with this Agreement are waived. Buyer shall be entitled to rely upon any document or other paper delivered by the Seller Representative as being authorized by each Seller, and Buyer shall not be liable to the Seller Representative or any Seller for any action taken or omitted to be taken by Buyer based on such reliance.

9.14 Member Consent and Waiver. The Sellers, as all of the Members of the Company, hereby consent (as provided in the Operating Agreement of the Company), to the sale and transfer of the Membership Interests of the Company as provided in this Agreement. In addition, in connection with sale and transfer of the Membership Interests of the Company as provided in this Agreement, the Sellers hereby waive any Right of First Offer under Section 7.1 of the Operating Agreement of the Company and any Right of First Refusal under Section 7.2 of the Operating Agreement of the Company.

[Signature Pages Follow]

DocuSign Envelope ID: 4B978201-0E6E-45A5-891A-ECFA7BB10755

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first set forth above.

BUYER:

MARIMED INC.

DocuSigned by:
Jon Levine
290472DE3CC14B3...

By: ______________________
Name: Jon Levine
Title: CFO

SELLERS:

____
Jennifer DiPietro

____
Susan Zimmerman

____
Sophia Leonard-Burns

SELLER REPRESENTATIVE:

____
Susan Zimmerman, solely in her capacity as representative of the Sellers hereunder

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first set forth above.

BUYER:

MARIMED INC.

By: ______________________________
Name: Jon Levine
Title: CFO

SELLERS:

DocuSigned by:
Jennifer Dipietro
E41ACABEF52A4E8...
Jennifer DiPietro

DocuSigned by:
1E9B9E448616449...
Susan Zimmerman

DocuSigned by:
Sophia Leonard Burns
DFCC6865F0FC496...
Sophia Leonard-Burns

SELLER REPRESENTATIVE:

DocuSigned by:
1E9B9E448616449...
Susan Zimmerman, solely in her capacity as representative of the Sellers hereunder